Exhibit 9(d)

                          EXPENSE LIMITATION AGREEMENT
                        PBHG INSURANCE SERIES FUND, INC.

     EXPENSE LIMITATION AGREEMENT, effective as of April 1, 1997, by and between Pilgrim Baxter & Associates, Ltd. (the "Adviser") and PBHG Insurance Series Fund, Inc. (the "Fund"), on behalf of each series of the Fund set forth in Schedule A (each a "Portfolio," and collectively, the "Portfolios").

     WHEREAS, the Fund is a Maryland corporation organized under Articles of Incorporated dated December 23, 1996 (the "Articles"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Portfolio is a series of the Fund; and

     WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser will render investment advisory services to each Portfolio for compensation based on the value of the average daily net assets of each such Portfolio; and

     WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to maintain the expenses of each Portfolio at a level below the level to which each such Portfolio would normally be subject during its start-up period.

     NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation

     1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Portfolio in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Portfolio's business) ("Portfolio Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.

     1.2 Operating Expense Limit. The Operating Expense Limit in any year for each Portfolio shall be as set forth in Schedule B, or such other rate as may be agreed to in writing by the parties.

     1.3 Method of Computation. To determine the Adviser's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses for any month of a Portfolio exceed the Operating Expense Limit of such Portfolio, the Adviser shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Portfolio Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the appropriate Portfolio or Portfolios an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

     1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Portfolio or Portfolios with respect to the previous fiscal year shall equal the Excess Amount.

2. Reimbursement of Fee Waivers and Expense Reimbursements.

     2.1 Reimbursement. If in any year during which the total assets of a Portfolio are greater than $75 million and in which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of such Portfolio for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Fund's Board of Directors as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by such Portfolio, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Adviser to such Portfolio pursuant to
Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Portfolio, pursuant to Section 1 hereof, during any of the previous two (2) fiscal years, less any reimbursement previously paid by such Portfolio to the Adviser, pursuant to Sections 2.2 or
2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2 Board Approval. No reimbursement shall be paid to the Adviser pursuant to this provision in any fiscal quarter, unless the Fund's Board of Directors has determined that the payment of such reimbursement is in the best interests of the Portfolio or Portfolios and their shareholders. The Fund's Board of Directors shall determine quarterly in advance whether any reimbursement may be paid to the Adviser in such quarter.

     2.3 Method of Computation. To determine each Portfolio's payments, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Portfolio Operating Expenses of each Portfolio shall be annualized as of the last day of the month. If the annualized Portfolio Operating Expenses of a Portfolio for any month are less than the

Operating Expense Limit of such Portfolio, such Portfolio, only with the prior approval of the Board, shall pay to the Adviser an amount sufficient to increase the annualized Portfolio Operating Expenses of that Portfolio to an amount no greater than the Operating Expense Limit of that Portfolio, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount.

     2.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Portfolio Operating Expenses of a Portfolio for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3. Term and Termination of Agreement.

     This Agreement shall continue in effect for a period of one year from the date of its execution and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Fund who (i) are not "interested persons" of the Fund or any other party to this Agreement, as defined in the Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

4. Miscellaneous.

     4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 Interpretation. Nothing herein contained shall be deemed to require the Fund or the Portfolio to take any action contrary to the Fund's Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Directors of its responsibility for and control of the conduct of the affairs of the Fund or the Portfolios.

     4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers "hereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ATTEST:                                     PBHG INSURANCE SERIES FUND, INC.
                                            ON BEHALF OF EACH OF ITS SERIES


/s/ John M. Zerr                            By: /s/ Brian F. Bereznak
-----------------------------                   -------------------------------
Secretary                                       Vice President


ATTEST:                                     PILGRIM BAXTER & ASSOCIATES, LTD.


/s/ John M. Zerr                            By: /s/ Gary L. Pilgrim
-----------------------------                   -------------------------------
Secretary

                                   SCHEDULE A

This Agreement relates to the following Portfolios of the Fund:

          PBHG Growth II Portfolio

          PBHG Large Cap Growth Portfolio

          PBHG Small Cap Value Portfolio

          PBHG Large Cap Value Portfolio

          PBHG Technology & Communications Portfolio

          PBHG Select 20 Portfolio

                                   SCHEDULE B

This Agreement relates to the following Portfolios of the Fund:

         Fund                                  Expense Limitation
         ----                                  ------------------

PBHG Growth II Portfolio                 Annual: no more than 1.20% of average
                                         daily net assets

PBHG Large Cap Growth Portfolio          Annual: no more than 1.10% of average
                                         daily net assets

PBHG Small Cap Value Portfolio           Annual: no more than 1.20% of average
                                         daily net assets

PBHG Large Cap Value Portfolio           Annual: no more than 1.00% of average
                                         daily net assets

PBHG Technology &
Communications Portfolio                 Annual: no more than 1.20% of average
                                         daily net assets

PBHG Select 20 Portfolio                 Annual: no more than 1.20% of average
                                         daily net assets